EXHIBIT 21

A.G. EDWARDS, INC.

REGISTRANT'S SUBSIDIARIES

The following listing includes the registrant's directly‑owned subsidiaries and indirectly-owned subsidiaries (certain subsidiaries which are not significant are omitted from the listing), all of which are included in the consolidated financial statements:

Name of Company	Place of Incorporation/ Organization	Subsidiary of
A.G. Edwards & Sons, Inc. (Edwards)	Delaware	Registrant
A.G. Edwards Technology Group, Inc.	Missouri	Edwards
AGE Commodity Clearing Corp.	Delaware	Registrant
A.G. Edwards Life Insurance Company	Missouri	Registrant
Edwards Development Corporation	Missouri	Registrant
A.G. Edwards Trust Company (Missouri)	Missouri	Registrant
A.G. Edwards Trust Company FSB	Federal Charter	Registrant
A.G.E. Properties, Inc. (Properties)	Missouri	Registrant
A.G.E. Realty Corp.	Missouri	Properties
A.G.E. Redevelopment Corporation	Missouri	Properties
GULL-AGE Capital Group, Inc.	Delaware	Registrant
AGE Investments, Inc.	Delaware	Registrant
A.G. Edwards Capital, Inc.	Delaware	Registrant
AGE Capital Holding, Inc.	Delaware	Registrant
AGE International, Inc.	Delaware	Registrant
A.G. Edwards & Sons (UK) Limited	United Kingdom	AGE International
CPI Qualified Plan Consultants, Inc.	Delaware	Registrant